Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of December 5, 2019 (the “Effective Date”), by and between Shattuck Labs, Inc. (the “Company”) and Erin Ator Thomson (“Executive”).

WHEREAS, the Company wishes to continue to employ Executive as the General Counsel of the Company and Executive wishes to continue to work as the General Counsel of the Company; and

WHEREAS, the Company and Executive wish to enter into this Agreement on the terms and conditions set forth below.

NOW, THEREFORE, it is hereby agreed as follows

1.    Employment. The Company agrees to employ Executive, and Executive hereby accepts such employment, upon the terms and subject to the conditions set forth herein, for a period commencing on the Effective Date and ending on the date that this Agreement is terminated in accordance with Section 7 below (the “Employment Term”).

2.    Position; Duties. During the Employment Term, Executive shall serve as the General Counsel of the Company. In such position, Executive shall report directly to the Company’s Chief Executive Officer and shall have such duties and authority as are customary to such position and as otherwise determined from time to time by the Company. During the Employment Term, Executive agrees to devote Executive’s full time and reasonable best efforts to the performance of Executive’s duties to the Company. The foregoing shall not be construed to prohibit Executive from engaging in activities relating to serving on civic and charitable boards or committees, and managing personal investments, provided that such activities do not significantly interfere or conflict with the performance by Executive of Executive’s duties, responsibilities, or authorities hereunder.

3.    Base Salary. During the Employment Term, the Company shall pay Executive an initial base salary at the annual rate of $315,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive’s base salary may be increased in the sole discretion of the Compensation Committee of the Board (the “Committee”). Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.    Incentive Compensation. During the Employment Term, Executive shall be eligible to receive an annual cash bonus based on performance objectives established by the Committee each year (the “Annual Bonus”). Executive’s target Annual Bonus amount will be the percentage of Base Salary designated as the target by the Committee, which amount shall be at least 20% of the Base Salary then in effect (the “Target Annual Bonus”). Notwithstanding the preceding, Executive’s Annual Bonus, if any, may be below (including zero), at, or above the target based upon the achievement of the performance objectives.

5.    Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company, in each case to the extent that Executive is eligible under the terms of such plans or programs.

6.    Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be advanced or promptly reimbursed by the Company in accordance with Company policies.

7.    Termination. The Employment Term and Executive’s employment may be terminated by the Company at any time and for any reason upon Notice to Executive and by Executive upon at least 30 days’ advance Notice of any such resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights to payment of compensation, severance, Employee Benefits and business expenses upon termination of employment with the Company.

(a)    By the Company for Cause; By Executive without Good Reason.

(i)    The Employment Term and Executive’s employment may be terminated by the Company for Cause and shall terminate automatically upon the effective date of Executive’s resignation without Good Reason. For purposes of this Agreement, “Cause” shall mean (A) indictment for, conviction of, or a plea of nolo contendere to, (x) a felony (other than traffic-related) under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude that could be injurious to the Company or its reputation, (B) Executive’s willful malfeasance or willful misconduct which is materially and demonstrably injurious to the Company, (C) any act of fraud by Executive in the performance of Executive’s duties or (D) Executive’s material breach of any Agreement with the Company or any of the Company’s material policies. The determination of Cause shall be made by the Board, in its good faith discretion. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without Executive’s written consent, provided, in each case, that such event is not cured within thirty (30) days after the Company receives notice from Executive specifying in reasonable detail the event which constitutes Good Reason: (1) any failure by the Company to pay Executive’s Base Salary or Annual Bonus (if any) when due; (2) a reduction in Executive’s Base Salary or Target Annual Bonus (excluding any change in value of equity incentives); (3) any diminution in Executive’s title or any substantial and sustained diminution in Executive’s duties; or (4) a required relocation of Executive’s primary work location by more than 25 miles from Executive’s current work location. “Good Reason” shall cease to exist for an event on the 90th day following Executive’s knowledge thereof, unless Executive has given the Company Notice thereof prior to such date.

(ii)    If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A)    the Base Salary accrued through the date of termination, payable as soon as practicable following the date of such termination or as otherwise required by applicable law;

(B)    any Annual Bonus earned, but unpaid, as of the date of termination for the year immediately preceding the year in which such termination occurs, paid on the date when bonuses are otherwise paid to Company executives, and in all events by March 15th of the calendar year following the year in which such termination occurs;

(C)    reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided, that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(D)    such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company, which shall be paid in accordance with the terms of the applicable plans (the amounts described in clauses (A) through (D) hereof, the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b)    Disability or Death.

(i)    The Employment Term and Executive’s employment shall terminate automatically upon Executive’s death and may be terminated by the Company upon Executive’s Disability. For purposes of this Agreement, a “Disability” shall be deemed to have occurred if Executive has for one hundred twenty (120) consecutive days or one hundred eighty (180) non-consecutive days in any twelve (12) month period been disabled in a manner which has rendered Executive unable to perform the essential functions of Executive’s job duties with or without reasonable accommodation.

(ii)    Upon termination of Executive’s employment for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive (A) the Accrued Rights and (B) a pro rata portion of the actual Annual Bonus earned for the year of termination, based on the days employed during such year, payable on the date when bonuses are otherwise paid to Company executives and in all events by March 15th of the calendar year following the year in which such termination occurs.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)    By the Company without Cause; By Executive with Good Reason.

(i)    The Employment Term and Executive’s employment may be terminated by the Company without Cause or by Executive with Good Reason.

(ii)    If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns with Good Reason, in either event not within 30 days before or two years after a Change in Control, Executive shall be entitled to receive:

(A)    the Accrued Rights; and

(B)    subject to Executive’s execution and non-revocation of a release of claims in the form provided by the Company and within the time period specified therein and Executive’s continued compliance with the provisions of Section 8 and the PIIA Agreement:

(1)

a pro rata portion of the actual Annual Bonus that would have been earned for the year of termination, based on the days employed during such year, payable on the date when bonuses are otherwise paid to Company executives and in all events by March 15th of the calendar year following the year in which such termination occurs;

(2)

payment of an amount equal to 0.75 times the sum of Executive’s annual Base Salary plus Executive’s Target Annual Bonus amount for the year of termination, which shall be payable to Executive in equal installments in accordance with the Company’s normal payroll practices, for 9 months following the date that the release of claims becomes effective and irrevocable (provided, however, that if the period during which the release could become effective and irrevocable spans two calendar years, payments of such installments shall not commence until the first normal payroll date in the second calendar year);

(3)

effective as of immediately prior to such termination of employment, accelerated vesting of all then unvested equity awards (with any applicable performance-based awards deemed earned at the target level of achievement) with such awards (other than stock options) settled as soon as practicable thereafter and in all events by March 15th of the calendar year following the year in which such termination occurs or to remain exercisable (with respect to stock options) through the 90th day following such termination of employment; and

(4)

subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and subject to Executive’s copayment of premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for Executive’s participation in the Company’s group health plans pursuant to COBRA for a period ending on the earlier of (i) the 9 month anniversary of the date of termination; (ii) Executive becoming eligible for other group health benefits, or (iii) the expiration of Executive’s rights under COBRA; provided, however, that in the event that the benefits provided herein would subject the Company or any of its affiliates to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), Executive and the Company agree to work together in good faith to restructure the foregoing benefit.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or Executive’s resignation with Good Reason not within 30 days before or two years after a Change in Control, except as set forth in this Section 7(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iii)    If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns with Good Reason, in either event within 30 days before or two years after a Change in Control, Executive shall be entitled to receive the payments and benefits described in Section 7(c)(ii)(A) and (B), except that the severance multiplier in Section 7(c)(ii)(B)(2) shall be increased from 0.75 to 1.50. For the avoidance of doubt, payment of such amounts and benefits other than the Accrued Rights shall be subject to Executive providing and not revoking a release of claims in the form provided by the Company and within the time period specified therein and Executive’s continued compliance with the provisions of Section 8 and the PIIA Agreement. For purposes of this Agreement, “Change in Control” means the occurrence of one or more of the following events: (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”)) or “group” (as such term is used in Section 13(d)(3) of the Act), other than the Company or its subsidiaries or any benefit plan of the Company or its subsidiaries is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 50% of the Voting Stock of the Company; (ii) the Company transfers all or substantially all of its assets (unless the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation); or (iii) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation. For purposes of this Change in Control definition, “Voting Stock” means securities or ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive with Good Reason within 30 days before or two years after a Change in Control, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)    Notice of Termination. Any termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 11(k) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a Notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(e)    Termination and Offices Held. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive may then hold as an employee, officer or director of the Company or any affiliate of the Company. Executive shall promptly deliver to the Company any additional documents reasonably required by the Company to confirm such resignations.

8.    Non-Disparagement. Executive shall not, while employed by the Company or at any time thereafter, disparage the Company (or any affiliate) in any way that materially and adversely affects the goodwill, reputation or business relationships of the Company or the affiliate with the public generally, or with any of its customers, vendors or employees. The Company shall not (and shall use reasonable efforts to procure that its directors and officers shall not) disparage Executive in any way that materially and adversely affects Executive or Executive’s reputation or business relationships. Notwithstanding the foregoing, this Section shall not prohibit either party from rebutting claims or statements made by any other person.

9.    Proprietary Information and Inventions Assignment Agreement. Executive previously entered into a Proprietary Information and Inventions Assignment Agreement with the Company (the “PIIA Agreement”) and hereby reaffirms all of Executive’s obligations thereunder. The provisions of Section 8 hereof and the provisions of the PIIA Agreement shall survive the termination of Executive’s employment for any reason.

10.    Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.    Miscellaneous.

(a)    Arbitration. For the avoidance of doubt, the arbitration and equitable relief provisions of the PIIA Agreement shall apply to any dispute concerning Executive’s employment with the Company or arising under or in any way related to this Agreement.

(b)    Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. SUBJECT TO THE ARBITRATION PROVISION IN THE PIIA AGREEMENT, EXECUTIVE HEREBY EXPRESSLY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN TEXAS FOR ANY LAWSUIT FILED THERE AGAINST EXECUTIVE BY THE COMPANY CONCERNING EXECUTIVE’S EMPLOYMENT OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT OR ARISING FROM OR RELATING TO THIS AGREEMENT.

(c)    Entire Agreement/Amendments. This Agreement, together with the PIIA Agreement, contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein or as may be set forth from time to time in the Company’s employee benefit plans and policies applicable to Executive. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.

(d)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(f)    Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(g)    Counterclaim; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to counterclaim and to seek recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor.

(h)    Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company within the meaning of Section 409A. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 11(h); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto or any tax imposed under Section 409A.

(i)    Code Section 280G.

(i)

Prior to the Date Any Company Stock is Readily Tradeable on an Established Securities Market or Otherwise; Shareholder Vote Sought. To the extent that the exemption under Section 280G(b)(5) of the Code is available at the time of a Change in Control if the shareholder approval requirements under Treasury Regulation §1.280G-1, Q/A-7 are satisfied, the Company may elect to pursue a shareholder vote in accordance with such provisions and the Company and Executive shall cooperate with each other and use their commercially reasonable efforts to obtain a vote satisfying the requirements of Section 280G(b)(5) of the Code and Treasury Regulation §1.280G-1, Q/A-7, such that neither Executive nor the Company or its Affiliates suffers any adverse tax consequences under Sections 280G and 4999 of the Code.

(ii)

Prior to the Date Any Company Stock is Readily Tradeable on an Established Securities Market or Otherwise; Shareholder Vote Not Sought. To the extent that the exemption under Section 280G(b)(5) of the Code is available at the time of a Change in Control if the shareholder approval requirements under Treasury Regulation §1.280G-1, Q/A-7 are satisfied and the Company does not seek a shareholder vote in accordance with Section 11(i)(i) hereof, if it is determined by a nationally recognized United States public accounting firm selected by the Company (the “Auditors”) that any payment or benefit in the nature of compensation made or provided to Executive in connection with Executive’s employment with the Company (collectively, a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), then the Company shall pay to Executive, prior to the time the Parachute Tax is payable with respect to such Payment, an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any Parachute Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Parachute Tax imposed upon the Payment.

a.

The amount of any Gross-Up Payment shall be determined by the Auditors, subject to adjustment, as necessary, as a result of any Internal Revenue Service position. For purposes of making the calculations required by this Agreement, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that the Auditors’ determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

b.

The federal tax returns filed by Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Auditors with respect to the Parachute Tax payable by Executive. Executive shall make proper payment of the amount of any Parachute Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of Executive’s federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment. If, after the Company’s payment to Executive of the Gross-Up Payment, the Auditors determine in good faith that the amount of the Gross-Up Payment should be reduced or increased, or such determination is made by the Internal Revenue Service, then within ten (10) business days of such determination, Executive shall pay to the Company the amount of any such reduction, or the Company shall pay to Executive the amount of any such increase; provided, however, that (i) the fees and expenses of the Auditors (and any other legal and accounting fees) incurred for services rendered in connection with the Auditor’s determination of the Parachute Tax or any challenge by the Internal Revenue Service or other taxing authority relating to such determination shall be paid by the Company, and (ii) the Company shall indemnify and hold Executive harmless on an after-tax basis for any interest and penalties imposed upon Executive to the extent that such interest and penalties are related to the Auditor’s determination of the Parachute Tax or the Gross-Up Payment.

OR

(iii)

On and After the Date Any Company Stock is Readily Tradeable on an Established Securities Market or Otherwise. To the extent that the exemption under Section 280G(b)(5) of the Code is unavailable at the time of a Change in Control because any Company stock is readily tradeable on an established securities market or otherwise, if it is determined by a nationally recognized United States public accounting firm selected by the Company (the “Auditors”) that any payment or benefit in the nature of compensation made or provided to Executive in connection with Executive’s employment with the Company (collectively, a “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), then Executive will be entitled to receive either (A) the full amount of the Payments, or (B) a portion of the Payments having a value equal to $1 less than three (3) times Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (A) and (B), after taking into account applicable federal, state, and local income and employment taxes and the Parachute Tax, results in the receipt by Executive on an after-tax basis, of the greatest portion of the Payments.

a.

Any determination required under this Section 11(i)(iii) shall be made in writing by the Auditor, whose determination, absent manifest error, shall be conclusive and binding for all purposes upon the Company and Executive. For purposes of making the calculations required by this Agreement, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that the Auditors’ determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

b.

If there is a reduction of the Payments pursuant to this Section 11(i)(iii), such reduction shall occur in accordance with Section 409A of the Code and in the following order: (1) any cash severance payable by reference to Executive’s base salary or annual bonus, (2) any other cash amount payable to Executive, (3) any employee benefit valued as a “parachute payment,” and (4) acceleration of vesting of any outstanding equity award.

c.

For the avoidance of doubt, in the event that additional Payments are made to Executive after the application of the cutback in this Section 11(i)(iii), which additional Payments result in the cutback no longer being applicable, the Company shall pay Executive an additional amount equal to the value of the Payments that were originally cut back. The Company shall determine at the end of each calendar year whether any such restoration is necessary based on additional Payments (if any) made during such calendar year, and shall pay such restoration by March 15 of the calendar year following such calendar year. In no event whatsoever shall Executive be entitled to a tax gross-up or other payment in respect of any excise tax, interest or penalties that may be imposed on the Payments by reason of the application of Section 280G or Section 4999 of the Code at any time when any Company stock is readily tradeable on an established securities market or otherwise.

(j)    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death prior to receipt of all amounts payable to Executive (including any unpaid amounts due under Section 7), such amounts shall be paid to Executive’s beneficiary designated in a Notice provided to and accepted by the Company or, in the absence of such designation, to Executive’s estate.

(k)    Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notice of change of address shall be effective only upon receipt (each such communication, “Notice”).

If to the Company, addressed to:

Shattuck Labs, Inc.

Attn: General Counsel

1018 W. 11th Street, Suite 100

Austin, TX 78703

If to Executive, to the address listed in the Company’s payroll records from time to time.

(l)    Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(m)    Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

(n)    Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that, following termination of Executive’s employment, the Company shall pay all reasonable expenses incurred by Executive in providing such cooperation. This provision shall survive any termination of this Agreement.

(o)    Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(p)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the Effective Date.

SHATTUCK LABS, INC.

/s/ Josiah Hornblower
By:	Josiah Hornblower
Title:	CEO

EXECUTIVE

/s/ Erin Ator Thomson
Name:	Erin Ator Thomson